Prospectus Supplement to Prospectus dated August 26, 2005

Registration No. 333-124488
Filed Pursuant to Rule 424(b)(3)

Unify Corporation

Supplement
To
Prospectus Dated August 26, 2005

This is a Supplement to Unify Corporation’s Prospectus, dated August 26, 2005, as supplemented on September 14, 2005, with respect to the offer and sale of up to 2,020,833 shares of Unify common stock, by the selling stockholders listed in the prospectus or their transferees. This Supplement amends and supplements certain information contained in the Prospectus. We encourage you to read this Supplement carefully.

Unify is a global provider of enterprise software solutions.  Our software products and services enable businesses to rapidly, efficiently and seamlessly deliver applications that deliver the right information to the right people at the right time. Our software platforms give organizations the ability to manage massive amounts of data and streamline policy administration and underwriting processes, connect multiple data sources, build forms-based applications, automate business processes and integrate disparate information to run, manage and optimize their business. By deploying Unify software, customers can increase revenue, enrich customer and citizen relationships, increase supply chain efficiencies and enhance operational effectiveness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Supplement and the Prospectus or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

QUARTERLY REPORT ON FORM 10-Q

On November 30, 2005, we filed our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005.  We hereby incorporate by reference into this Supplement and the Prospectus this Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005.

A copy of our Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2005 is being provided to you along with this Supplement.

Information about documents that have been incorporated by reference into the Prospectus is included in the section of the Prospectus captioned “Where You Can Find More Information About Us.”

The date of this Supplement is November 30, 2005.